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                                                                      EXHIBIT 11

                       XCELLENET, INC. AND SUBSIDIARIES

               Computation of Earnings Per Share of Common Stock
              For the Three Months Ended March 31, 1997 and 1996
                   (amounts in thousands, except per share)

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

                                                                           For the Years Ended
                                                                               March 31,
                                                                            -----------------
                                                                             1997       1996
                                                                            ------    -------
Weighted average number of common shares outstanding                         7,468      7,129

Add  - Shares of common stock assumed issued upon exercise of stock options using the "treasury stock" method as it
    applies to the computation of primary earnings per share                    884       723
                                                                            -------   -------
NUMBER OF COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING                     8,352     7,852

Add  - Additional shares of common stock assumed issued upon exercise of stock options using the "treasury stock" method as it
    applies to the computation of fully diluted  earnings per share              --        --
                                                                            -------   -------
NUMBER OF COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING
  assuming full dilution                                                      8,352     7,852
                                                                            =======   =======

NET INCOME                                                                   $1,129    $  866
                                                                            =======   =======

EARNINGS PER SHARE:

    PRIMARY                                                                  $ 0.14    $ 0.11
                                                                            =======   =======
    FULLY DILUTED                                                            $ 0.14    $ 0.11
                                                                            =======   =======
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A single presentation of primary earnings per share is made on the Consolidated
   Statements of Operations because the effect of assuming full dilution is insignificant in each period presented.